Exhibit 3.1

CERTIFICATE OF FORMATION
OF
STARWOOD COMMERCIAL MORTGAGE DEPOSITOR, LLC
The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provision and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”) hereby certifies that:
1.            The name of the limited liability company formed hereby is Starwood Commercial Mortgage Depositor, LLC (the “Company”).
2.            The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
3.            This Certificate of Formation shall be effective upon filing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Starwood Commercial Mortgage Depositor, LLC this 15th day of April, 2013.

/s/ Andrew J. Sossen
Name: Andrew J. Sossen
Title: Authorized Person